Exhibit 99.1

Avago Technologies Limited to Commence $8 per Share Cash Tender Offer

for Emulex Corporation Shares on April 7, 2015

SINGAPORE and COSTA MESA, CA – March 31, 2015 – Avago Technologies Limited (NASDAQ: AVGO) and Emulex Corporation (NYSE: ELX) today announced that Emerald Merger Sub, Inc., a wholly owned indirect subsidiary of Avago (“Purchaser”), plans to commence its $8.00 per share cash tender offer for all shares of Emulex on April 7, 2015. The tender offer is pursuant to a merger agreement among Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a wholly owned indirect subsidiary of Avago (“Avago USA”), Purchaser and Emulex which provides for Avago USA to acquire Emulex in an all-cash transaction valued at approximately $606 million, or $609 million net of cash and debt acquired. The tender offer will remain open until 11:59 pm EDT on May 4, 2015, unless earlier terminated or extended.

The transaction is subject to customary closing conditions, including the tender into the offer by Emulex stockholders of shares representing at least a majority of the outstanding shares of Emulex common stock on a fully diluted basis, and the satisfaction of other relevant conditions as specified in the merger agreement. It is expected that the transaction will close in the second half of Avago’s fiscal year ending November 1, 2015.

About Avago Technologies Limited

Avago Technologies Limited (NASDAQ: AVGO) is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products and complex digital and mixed signal CMOS based devices. Avago’s product portfolio is extensive and includes thousands of products in four primary target markets: wireless communications, enterprise storage, wired infrastructure, and industrial & other.

About Emulex

Emulex provides connectivity, monitoring and management solutions for high-performance networks, delivering provisioning, end-to-end application visibility, optimization and acceleration for the next generation of software-defined, telco and Web-scale data centers. The Company’s I/O connectivity portfolio, which has been designed into server and storage solutions from leading OEMs and ODMs worldwide, enables organizations to manage bandwidth, latency, security and virtualization. The Emulex network visibility portfolio enables global organizations to monitor and improve application and network performance management. Emulex is headquartered in Costa Mesa, Calif. For more information about Emulex (NYSE:ELX) please visit http://www.Emulex.com.

Cautions Regarding Forward-Looking Statements

This announcement contains forward-looking statements. Forward-looking statements may be typically identified by such words as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although Avago Technologies Limited (“Avago”) and Emulex Corporation (“Emulex”) believe that the expectations reflected in the forward-looking statements are reasonable, any or all of such forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Avago, Emulex or their respective businesses or operations.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that Purchaser may not receive a sufficient number of shares tendered from Emulex stockholders to complete the tender offer; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each of Emulex and Avago USA to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Emulex or Avago; (5) the ability of Emulex to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) Avago’s ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating Emulex with Avago’s existing businesses; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Emulex’s and Avago’s most recent Quarterly Report on Form 10-Q, and Emulex’s and Avago’s more recent reports filed with the SEC. Emulex and Avago can give no assurance that the conditions to the transaction will be satisfied. Neither Emulex nor Avago undertakes any intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law. Emulex is responsible for information in this press release concerning Emulex and Avago is responsible for information in this press release concerning Avago.

Additional Information about the Transaction and Where to Find It

The tender offer described herein has not yet commenced. This press release is for informational purposes only and shall not constitute an offer to purchase or the solicitation of an offer to sell any shares of the common stock of Emulex or any other securities. Any offer will only be made pursuant to a tender offer statement on Schedule TO, which will contain an offer to purchase, form of letter of transmittal and other documents relating to the tender offer (collectively, the “Tender Offer Materials”), each to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by Avago, Avago Technologies Wireless (U.S.A.) Manufacturing Inc. and Emerald Merger Sub, Inc. In addition, Emulex will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Avago and Emulex expect to mail the Tender Offer Materials, as well as the Schedule 14D-9, to Emulex stockholders. Investors and security holders are urged to carefully read these documents, as well as any other documents relating to the tender offer or related transactions that are filed with the SEC, when they become available, as they may be amended from time to time, because these documents will contain important information relating to the tender offer and related transactions. Investors and security holders may obtain a free copy of these documents after they have been filed with the SEC, and other annual, quarterly and special reports and other information filed with the SEC by Avago or Emulex, at the SEC’s website at www.sec.gov. In addition, such materials will be available for free from Avago or Emulex by directing any requests to investor relations at Avago or Emulex at the applicable phone number or email address below.

A description of certain interests of the directors and executive officers of Emulex is set forth in Emulex’s Form 10-K/A, Amendment No. 1, in Part III thereof, which was filed with the SEC on October 27, 2014. A description of certain interests of the directors and executive officers of Avago is set forth in Avago’s proxy statement for its 2015 annual meeting, which was filed with the SEC on February 20, 2015. To the extent holdings of either company’s securities by their respective directors and certain officers have subsequently changed, such changes have been reflected on Forms 4 filed with the SEC.

Avago Contacts

Ashish Saran

Investor Relations

+1 408-435-7400

investor.relations@avagotech.com

Emulex Contacts

Paul Mansky

Vice President Corporate Development and Investor Relations

+1 714 885-2888

paul.mansky@emulex.com